Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of February 28, 2019 by and between IES Holdings, Inc. a Delaware corporation (the “Company”), and Gary S. Matthews (the “Executive”).

WHEREAS, the parties hereto desire to enter into this Agreement, pursuant to which, among other matters, the Company will employ the Executive, subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.    POSITION AND DUTIES.

During the Employment Term (as defined in Section 2 hereof), the Executive shall serve as the Chief Executive Officer of the Company. In this capacity, the Executive shall have the duties, authorities and responsibilities as shall be determined by the Company’s Board of Directors (the “Board”) from time to time, which shall include serving as the Principal Executive Officer of the Company for purposes of the Company’s filings with the U.S. Securities and Exchange Commission. To the extent the Board of Directors of the Company (the “Board”) nominates or appoints the Executive to serve as a director of the Company, which, subject to the exercise of the Board’s duties in connection therewith, the Board intends to do effective as of the Effective Date, the Executive agrees that he shall serve in such capacity.

During the Employment Term, the Executive shall devote all of the Executive’s business time, energy, business judgment, knowledge and skill and the Executive’s best efforts to the performance of the Executive’s duties with the Company, provided that the foregoing shall not prevent the Executive from (i) with the prior written approval of the Board, provided that such approval shall not be unreasonably withheld, serving on the boards of directors of other business organizations, (ii) participating in charitable, civic, educational, professional, community or industry affairs or serving on the boards of directors of charitable organizations, or (iii) managing the Executive’s passive personal investments, in each case so long as such activities in the aggregate do not interfere or conflict with the Executive’s duties hereunder or create a potential business or fiduciary conflict of interest that violates the Company’s code of conduct or other Company or, to the extent Executive serves as a director of the Company, Board policies in effect from time to time, including the Board’s Corporate Governance Practices.

2.    EMPLOYMENT TERM. The Company agrees to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to be so employed, for a term commencing March 4, 2019 (the “Effective Date”) and ending September 30, 2022. Notwithstanding the foregoing, the Executive’s employment hereunder may be earlier terminated at any time and for any lawful reasons consistent with Section 6 hereof. The period of time between the Effective Date and the termination of the Executive’s employment hereunder shall be referred to herein as the “Employment Term.”

3.    BASE SALARY. The Company agrees to pay the Executive a base salary at an annual rate of $650,000 (pro-rated for any partial years of employment) (“Base Salary”), payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Executive’s Base Salary shall be subject to annual review by the Board (or a committee thereof), and may be adjusted annually at the discretion of the Board (or a committee thereof). The base salary as determined herein and adjusted annually shall constitute the Base Salary for purposes of this Agreement.

4.    PRINCIPAL WORK LOCATIONS. Executive shall provide services to the Company at its principal offices in Houston, Texas and Greenwich, Connecticut, as well as any other principal offices that the Company shall establish or acquire during the Employment Term. Executive shall also travel to the Company’s branch locations as required.

5.    EMPLOYEE BENEFITS.

A.    SHORT-TERM INCENTIVE PLAN. The Executive shall be entitled to participate in the Company’s annual short-term incentive plan (“STIP”), attached as Exhibit A hereto, for each fiscal year during the Employment Term. Consistent with the terms and conditions of the STIP, Executive shall be eligible for a total cash award (the “Cash Award”), a portion of which shall be based on actual Company performance relative to predetermined measures of Company financial performance (the “Company Measures”) (the “Company Component”) and a portion of which shall be based on actual Executive performance relative to predetermined individual performance objectives (the “Individual Objectives”) (the “Individual Component”).

Each year, the Company’s Human Resources and Compensation Committee (the “Committee”) shall designate certain items in connection with the STIP, including the following as they pertain to the Executive’s Cash Award: (i) the Company Measures and the corresponding Company performance levels that constitute “target” performance (“Company Target Performance”) and “threshold” performance (“Company Threshold Performance”) for such measures to be used in determining the Company Component, (ii) the Individual Objectives and the corresponding Executive performance levels that constitute “target” performance (“Individual Target Performance”) and “threshold” performance (“Individual Threshold Performance”) for such objectives to be used in determining the Individual Component, and (iii) the relative weightings of the Company Component (the “Company Weighting”) and the Individual Component (the “Individual Weighting”).

The Company Measures, Company Target Performance, Company Threshold Performance, Individual Objectives, Individual Target Performance, Individual Threshold Performance, Company Weighting and Individual Weighting shall be communicated to Executive in writing within thirty (30) days of their designation by the Committee or the Board, but by no later than January 31 of each performance year (other than for Fiscal Year 1 (as defined below)).

For each fiscal year during the Employment Term, Executive’s maximum Cash Award opportunity shall be equal to one hundred percent (100%) of Executive’s Base Salary for such fiscal year, pro-rated for the number of full and partial months this Agreement is effective during such fiscal year (the “Target Cash Award”).

For Executive’s Cash Award during the first fiscal year in which this Agreement is effective (“Fiscal Year 1”), the Individual Weighting shall be one hundred percent (100%) and the Company Weighting shall be zero percent (0%) such that the Cash Award for Fiscal Year 1 hereunder shall be determined solely by Executive performance relative to Individual Objectives. The Individual Objectives for Fiscal Year 1 shall be designated by the Committee or the Board and communicated to Executive within thirty (30) days of the Effective Date. The Cash Award for Fiscal Year 1 shall be earned as follows:

1.	In the event actual Executive performance equals or exceeds Individual Target Performance, Executive shall be entitled to a Cash Award of one hundred percent (100%) of the Target Cash Award;

2.	In the event actual Executive performance equals Individual Threshold Performance, Executive shall be entitled to a Cash Award of fifty percent (50%) of the Target Cash Award;

3.

In the event actual Executive performance exceeds Individual Threshold Performance but is less than Individual Target Performance, Executive shall be entitled to a Cash Award equal to the product of (i) the Target Cash Award and (ii) a percentage calculated as a linear interpolation between fifty percent (50%) and one hundred percent (100%), based on actual Executive performance relative to Individual Threshold Performance and Individual Target Performance; and

4.	In the event actual Executive performance is less than Individual Threshold Performance, Executive shall not be entitled to any Cash Award.

In all fiscal years other than Fiscal Year 1 during the Employment Term, Executive’s Cash Award shall be the sum of (i) the Company Component, based on actual Company performance compared to Company Target Performance and Company Threshold Performance, and (ii) the Individual Component, based on actual Executive performance compared to Individual Target Performance and Individual Threshold Performance.

1.	The Company Component shall be earned as follows:

(a)	In the event actual Company performance equals or exceeds Company Target Performance, the Company Component shall be the product of (i) the Target Cash Award and (ii) the Company Weighting;

(b)

In the event actual Company performance equals Company Threshold Performance, the Company Component shall be the product of (i) fifty percent (50%) of the Target Cash Award and (ii) the Company Weighting;

(c)

In the event actual Company performance exceeds Company Threshold Performance but is less than Company Target Performance, the Company Component shall be the product of (i) the Target Cash Award, (ii) a percentage calculated as a linear interpolation between fifty percent (50%) and one hundred percent (100%), based on actual Company performance relative to Company Threshold Performance and Company Target Performance, and (iii) the Company Weighting; and

(d)	In the event actual Company performance is less than Company Threshold Performance, the Company Component shall be zero.

provided that, if actual Individual performance is less than Individual Threshold Performance, then the Company Component shall be zero regardless of the actual Company performance achieved under 1(a), 1(b) or 1(c) above.

2.	The Individual Component shall be earned as follows:

(a)	In the event actual Executive performance equals or exceeds Individual Target Performance, the Individual Component shall be the product of (i) the Target Cash Award and (ii) the Individual Weighting;

(b)

In the event actual Executive performance equals Individual Threshold Performance, the Individual Component shall be the product of (i) fifty percent (50%) of the Target Cash Award and (ii) the Individual Weighting;

(c)

In the event actual Executive performance exceeds Individual Threshold Performance but is less than Individual Target Performance, the Individual Component shall be the product of (i) the Target Cash Award, (ii) a percentage calculated as a linear interpolation between fifty percent (50%) and one hundred percent (100%), based on actual Executive performance relative to Individual Threshold Performance and Individual Target Performance, and (iii) the Individual Weighting; and

(d)	In the event actual Individual performance is less than Individual Threshold Performance, the Individual Component shall be zero.

The Executive’s participation will be subject to the terms of the applicable STIP plan document, a copy of which is attached hereto as Exhibit A.

B.    LONG-TERM INCENTIVE PLAN. During the Employment Term, the Executive shall be entitled to participate in the Company’s LTIP Annual Grant Program (“LTIP”), subject to the terms and conditions of the Company’s Amended and Restated 2006 Equity Incentive Plan (the “Plan”), for each fiscal year during the Employment Term. Consistent with the terms and conditions of the Plan and the LTIP, Executive shall be eligible for an annual grant of restricted stock, with vesting based on actual Company performance relative to predetermined cumulative measures of Company financial performance (the “Company LTI Measures”) during the three (3) fiscal year period commencing with the year of grant (the “Performance Period”).

Each year, the Committee or Board shall designate certain items in connection with the LTIP, including the following as they pertain to the Executive’s LTIP restricted stock grant: the Company LTI Measures and the corresponding Company cumulative performance levels for the Performance Period that constitute “target” performance (“LTI Target Performance”) and “threshold” performance (“LTI Threshold Performance”) for such measures. The Company LTI Measures, LTI Target Performance and LTI Threshold Performance shall be communicated to Executive in writing within thirty (30) days of their designation by the Committee or the Board in the form of an award agreement, but by no later than January 31 immediately following the commencement of each Performance Period.

Executive’s LTIP restricted stock grant for any fiscal year shall equal the number of shares of common stock calculated by dividing (i) Executive’s Base Salary for such fiscal year (pro-rated for the number of full and partial months this Agreement is effective during such fiscal year; provided that for Fiscal Year 1 the pro-rating percentage shall equal 66 2/3%) by (ii) the average closing price per share of the Company’s common stock for the five (5) trading days immediately preceding the grant date (“Target Stock Grant”). Vesting of Executive’s LTIP restricted stock grant for any fiscal year shall be based on actual Company cumulative financial performance for the Performance Period compared to LTI Target Performance and LTI Threshold Performance for the Performance Period. Executive’s LTIP restricted stock grants shall vest as follows:

1.	In the event actual Company performance equals or exceeds LTI Target Performance, the Target Stock Grant shall vest in full;

2.	In the event actual Company performance equals LTI Threshold Performance, fifty percent (50%) of the Target Stock Grant shall vest;

3.

In the event actual Company performance exceeds LTI Threshold Performance but is less than LTI Target Performance, a portion of the Target Stock Grant shall vest, calculated as the product of (a) the Target Stock Grant and (b) a percentage calculated as a linear interpolation between fifty percent (50%) and one hundred percent (100%), based on actual Company performance relative to LTI Threshold Performance and LTI Target Performance; and

4.	In the event actual Company performance is less than LTI Threshold Performance, none of the Target Stock Grant shall vest.

The Executive’s participation will be subject to the terms of the Plan, a copy of which is attached hereto as Exhibit B, and the LTIP, a copy of which is attached hereto as Exhibit C. The first grant under the LTIP will be evidenced by an award agreement, in substantially the form attached hereto as Exhibit D.

C.    EFFECTIVE DATE EQUITY INCENTIVE AWARD.

On the Effective Date, Executive shall be granted an equity incentive award of 260,000 restricted shares of the Company’s common stock, subject to the terms and conditions of the Plan. The shares granted under this Section shall vest as described in the following paragraphs:

1.

Time-Based Award: 80,000 shares shall vest over a four (4) year period based on continued employment with the Company, with 20,000 shares vesting on each of the first, second, third and fourth anniversaries of the Effective Date (the “Time-Based Award” and such shares, the “Time-Based Shares”), evidenced by an award agreement, in substantially the form attached hereto as Exhibit E. Notwithstanding anything in the Integrated Electrical Services, Inc. (n/k/a IES Holdings, Inc.) Amended And Restated Executive Officer Severance Benefit Plan dated as of January 12, 2016 (“Severance Plan”) or in any other benefit plan or agreement to the contrary, if Executive’s employment is terminated by the Company without Cause, by Executive for Good Reason, or due to Executive’s death or Disability (“Cause,” “Good Reason” and “Disability” are as defined in Section 14 of the Severance Plan), the unvested Time-Based Shares shall automatically vest in full as of the Executive’s date of termination.

If, immediately following the occurrence of a Change in Control (as defined in Section 4.03 of the Severance Plan), the value of the unvested Time-Based Shares is determined by reference to a class of stock that is publicly traded on an established U.S. securities market (a “Publicly Traded Stock”), including by reason of an adjustment due to recapitalization or the assumption of the Time-Based Award by the corporation surviving any merger or other corporate transaction or the publicly traded parent corporation thereof (the “Successor Corporation”), the unvested Time-Based Shares shall become vested subject only to satisfying the relevant service condition described in this Section 5(C)(1). In such circumstance, the service condition will be deemed satisfied in full upon any termination of Executive’s employment (i) by the Company without Cause, (ii) by Executive for Good Reason, or (iii) due to Executive’s death or Disability, in any case occurring on or after such a Change in Control.

If, immediately following the occurrence of the Change in Control, the value of the unvested Time-Based Shares is not determined by reference to a Publicly Traded Stock, whether because the Successor Corporation does not have Publicly Traded Stock or determines not to assume the Time-Based Award, the unvested Time-Based Shares shall vest in full upon the occurrence of such Change in Control.

Upon any termination of Executive’s employment at any time for any reason other than by the Company without Cause, by Executive for Good Reason or due to Executive’s death or Disability, any unvested Time-Based Shares shall be forfeited.

2.

First Stock Price-Based Award: 20,000 shares shall vest when the closing price per share of Company’s common stock equals or exceeds $35 per share for any twenty (20) trading days out of twenty-five (25) consecutive trading days at any time during the five (5) years following the Effective Date, provided that Executive remains employed by the Company on the second anniversary of the Effective Date (the “First Stock Price-Based Award” and such shares, the “First Stock Price-Based Shares”). The First Stock Price-Based Award shall be evidenced by an award agreement, in substantially the form attached hereto as Exhibit F. Notwithstanding anything in the Severance Plan or in any other benefit plan or agreement to the contrary, if Executive’s employment is terminated (i) by the Company without Cause, (ii) by Executive for Good Reason, or (iii) due to Executive’s death or Disability, the unvested First Stock Price-Based Shares shall automatically vest in full as of the Executive’s date of termination, without regard to the $35 per share stock price requirement.

If, immediately following the occurrence of a Change in Control, the value of the unvested First Stock Price-Based Shares is determined by reference to a Publicly Traded Stock, including by reason of an adjustment due to recapitalization or the assumption of the First Stock Price-Based Award by the Successor Corporation, the unvested First Stock Price-Based Shares shall become vested subject to satisfying both the service condition and the stock price requirement described in this Section 5(C)(2), where the stock price requirement shall be adjusted, if necessary, by the Committee in accordance with the Plan. In such circumstance, such service condition and such stock price requirement, as adjusted, will be deemed satisfied in full upon any termination of Executive’s employment (i) by the Company without Cause, (ii) by Executive for Good Reason, or (iii) due to Executive’s death or Disability, in any case occurring on or after such a Change in Control.

If, immediately following the occurrence of the Change in Control, the value of the unvested First Stock Price-Based Shares is not determined by reference to a Publicly Traded Stock, whether because the Successor Corporation does not have Publicly Traded Stock or determines not to assume the First Stock Price-Based Award, the unvested First Stock Price-Based Shares shall automatically vest in full upon the occurrence of such Change in Control, without regard to the $35 per share stock price requirement.

Upon any termination of Executive’s employment at any time for any reason other than by the Company without Cause, by Executive for Good Reason or due to Executive’s death or Disability, any unvested First Stock Price-Based Shares shall be forfeited.

3.

Second Stock Price-Based Award: 160,000 shares, divided into four (4) tranches of 40,000 shares each (the “Second Stock Price-Based Award” and such shares, the “Second Stock Price-Based Shares”) shall vest based on the terms below and shall be evidenced by an award agreement, in substantially the form attached hereto as Exhibit G. The Second Stock Price-Based Shares in each tranche shall vest when the closing price per share of Company’s common stock equals or exceeds the price specified below for such tranche for any twenty (20) trading days out of twenty-five (25) consecutive trading days (the “Vesting Stock Price”) at any time during the five (5) years following the Effective Date:

•	Tranche 1: 40,000 shares with a Vesting Stock Price of $35 per share;

•	Tranche 2: 40,000 shares with a Vesting Stock Price of $40 per share;

•	Tranche 3: 40,000 shares with a Vesting Stock Price of $45 per share;

•	Tranche 4: 40,000 shares with a Vesting Stock Price of $50 per share.

Notwithstanding anything in the Severance Plan or in any other benefit plan or agreement to the contrary, if Executive’s employment with the Company is terminated before the third anniversary of the Effective Date by the Company without Cause, by Executive for Good Reason or due to Executive’s death or Disability, (i) Executive shall forfeit a portion of the Second Stock Price-Based Shares in each unvested tranche equal to the product of (x) a fraction with a numerator equal to the number of full years remaining until the third anniversary of the Effective Date and a denominator equal to three (3) and (y) the number of shares in such unvested tranche and (ii) any unvested Second Stock Price-Based Shares not forfeited pursuant to clause (i) shall become vested subject to satisfying the relevant stock price requirement for such tranche described in this Section 5(C)(3).

If, immediately following the occurrence of a Change in Control, the value of the unvested Second Stock Price-Based Shares is determined by reference to a Publicly Traded Stock, including by reason of an adjustment due to recapitalization or the assumption of the Second Stock Price-Based Award by the Successor Corporation, the unvested Second Stock Price-Based Shares shall become vested subject to satisfying both the service condition and the relevant stock price requirement for such tranche described in this Section 5(C)(3), where the stock price requirement shall be adjusted by the Committee in accordance with the Plan. In such circumstance, the vesting requirements for unvested Second Stock Price-Based Shares described in the previous sentence are not altered in any way by a termination of Executive’s employment occurring on or after such Change in Control (i) by the Company without Cause, (ii) by Executive for Good Reason, or (iii) due to Executive’s death or Disability.

If, immediately following the occurrence of the Change in Control, the value of the unvested Second Stock Price-Based Shares is not determined by reference to a Publicly Traded Stock, whether because the Successor Corporation does not have Publicly Traded Stock or determines not to assume the Second Stock Price-Based Award, the unvested Second Stock Price-Based Shares shall be forfeited upon the occurrence of such Change in Control, unless the price of a share of the Company’s common stock in connection with and at the time of such Change in Control (the “Deal Price”) equals or exceeds one or more of the Vesting Stock Prices set forth in the first paragraph of this Section 5(C)(3) (in each case, without regard to the trading day requirement set forth in such paragraph), in which case the applicable tranche(s) of unvested Second Stock Price-Based Shares shall automatically vest in full upon the occurrence of such Change in Control as follows: (i) if the Deal Price equals or exceeds $35 per share, Tranche 1 shall vest; (ii) if the Deal Price equals or exceeds $40 per share, Tranches 1 and 2 shall vest; (iii) if the Deal Price equals or exceeds $45 per share, Tranches 1, 2, and 3 shall vest; and (iv) if the Deal Price equals or exceeds $50 per share, Tranches 1, 2, 3, and 4 shall vest.

Upon any termination of Executive’s employment at any time for any reason other than by the Company without Cause, by Executive for Good Reason or due to Executive’s death or Disability, any unvested Second Stock Price-Based Shares shall be forfeited.

D.    BUSINESS EXPENSES. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable out-of-pocket business expenses incurred and paid by the Executive during the Employment Term and in connection with the performance of the Executive’s duties hereunder.

E.    PAID TIME OFF. Executive shall also be eligible for paid-time-off in accordance with the Company’s policies applicable to its senior executives, as in effect from time to time.

F.    MEDICAL BENEFITS. Executive shall be eligible to participate in such health, welfare, retirement and other benefit and perquisite programs as the Company may make available generally to its senior executive team from time to time, on the terms and conditions set forth in the applicable plans or programs.

6.    TERMINATION. Except as otherwise expressly specified herein, in the event Executive’s employment is terminated prior to the expiration of the Employment Term, Executive’s termination shall be governed by the Severance Plan attached hereto as Exhibit H, and any benefits due upon such termination shall be limited to those provided therein, except in respect of the vesting of any LTIP restricted stock award, Time-Based Shares, First Stock Price-Based Shares or Second Stock Price-Based Shares hereunder, where the vesting provisions of the respective equity award agreement shall supersede the vesting provisions of the Severance Plan in the event of a termination of Executive’s employment. In addition, in the event of any termination of Executive’s employment, Executive shall be bound by the Non-Competition and Non-Solicitation obligations contained in Section 9 of the Severance Plan, provided that if the Executive is terminated for Cause, Executive shall be subject to the Non-Competition and Non-Solicitation obligations contained therein to the same extent as though Executive had resigned his employment without Good Reason, provided further, that if the Executive is terminated for Cause or resigns his employment without Good Reason, the Restricted Period (as defined in Section 14 of the Severance Plan) for purposes of such Non-Competition and Non-Solicitation obligations shall be two years. Notwithstanding anything to the contrary in the Severance Plan, the Company shall not change the benefits applicable to the Executive under the terms of the Severance Plan, as attached hereto as Exhibit H, in any way that is adverse to the Executive without the Executive’s prior written consent.

The payment of any benefits as the result of a termination entitling Executive to benefits under the Severance Plan or this Agreement (including the vesting of any Time-Based Shares, First Stock Price-Based Shares or Second Stock Price-Based Shares) shall be contingent on Executive executing and delivering an enforceable Release as described in Section 3.02 of the Severance Plan and defined in Section 14 of the Severance Plan and complying with the obligations contained in Section 9 of the Severance Plan.

7.    REPRESENTATIONS. The Executive understands and acknowledges that the Company (a) respects the confidential and proprietary information, and trade secrets, of other persons and entities and (b) does not want, and will not willingly use, confidential or proprietary information, and/or trade secrets that are the property of a third party. Accordingly, the Executive will not (i) disclose to the Company any confidential, proprietary or trade secret information of other entities, (ii) bring or provide to the Company copies of any documents, electronic media or tangible things that contain or refer to confidential, proprietary or trade secret information that is the property of any other party that is now or hereafter in the Executive’s possession. The Executive’s acknowledgement of the Company’s respect for third party confidential information includes, but is not limited to, the following representations: the Executive has not provided and will not provide any information to the Company that belonged to any prior employer, regardless of whether such information was (A) in the Executive’s possession as a hard copy document or on a computer, smart phone, PDA or cell phone or on an external hard drive, thumb drive, or any other piece of external media that permits the storage of electronic or (B) in the Executive’s mind prior to his employment with the Company.

8.    CONFIDENTIALITY. During the course of the Executive’s employment and/or service with the Company, the Executive will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors. The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of the Company, either during the period of the Executive’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the part of the Company to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by the Executive during the Executive’s employment by the Company. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

Notwithstanding the foregoing, the confidentiality provisions of this Agreement will not be breached in the event the Executive discloses Company information to the U.S. Securities and Exchange Commission, to the extent necessary to report suspected or actual violations of U.S. securities laws, or where the Executive’s disclosure of Company information is protected under the whistleblower provisions of any applicable law or regulation. The Executive is not required to inform the Company, in advance or otherwise, that such disclosure(s) has been made. If the Executive discloses Company information that constitutes a trade secret to which the Defend Trade Secrets Act (18 USC Section 1833(b)) applies, then the Executive will not be held criminally or civilly liable under any federal or state trade secret law, or considered to be in violation of the confidentiality provisions of this Agreement if the Executive’s disclosure is made solely for the purpose of reporting or investigating a suspected violation of law and in confidence to a federal, state, or local government official, whether directly or indirectly, or to an attorney; or where the Executive’s disclosure is made in a complaint or other document filed in a lawsuit or other proceeding against the Company, and such filing is made under seal.

9.    NONDISPARAGEMENT. The Executive agrees not to make negative comments about or otherwise disparage the Company or any of its respective affiliates or any of their officers, directors,

employees, shareholders, agents or products other than in the good faith performance of the Executive’s duties hereunder or in truthful testimony given in response to a lawful subpoena or similar court or governmental order or in any report protected under the whistleblower provisions of any applicable law or regulation. The members of the Board and the officers of the Company agree not to make negative comments about or otherwise disparage the Executive other than in truthful testimony given in response to a lawful subpoena or similar court or governmental order.

10.    INVENTIONS.

(i)    The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments or works of authorship, whether patentable or unpatentable, (A) that relate to the Executive’s work with the Company, made or conceived by the Executive, solely or jointly with others, during or prior to the Employment Term, or (B) suggested by any work that the Executive performs in connection with the Company (clause (A) and (B) collectively, “Inventions”), either while performing the Executive’s duties with the Company or on the Executive’s own time, shall belong exclusively to the Company (or its designee), regardless of whether patent applications are filed thereon. The Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Executive will surrender them upon the termination of the Employment Term or upon the Company’s request. The Executive hereby irrevocably conveys, transfers and assigns to the Company the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Executive will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions at the Company’s expense. The Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to the Executive from the Company, but entirely at the Company’s expense. If the Company is unable for any other reason to secure the Executive’s signature on any document for this purpose, then the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact, to act for and on the Executive’s behalf and in the Executive’s stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(ii)    Additionally, the Inventions will be deemed “Work for Hire,” as such term is defined under the copyright laws of the United States, on behalf of the Company, and the Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, the Executive hereby irrevocably conveys, transfers and assigns to the Company all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Executive hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Executive has any rights in the results and proceeds of the Executive’s service to the Company that cannot be assigned in the manner described herein, the Executive agrees to unconditionally waive the enforcement of such rights. The Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Executive’s benefit by virtue of the Executive being an employee of or other service provider to the Company.

(iii)    The Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with, the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. The Executive represents and warrants that he does not possess or own any rights in or to any confidential, proprietary or non-public information or intellectual property related to the business of the Company or any of its affiliates. The Executive shall comply with all relevant policies and guidelines of the Company regarding the protection of confidential information and intellectual property and potential conflicts of interest; provided that such policies and guidelines are consistent with the terms of this Agreement. The Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that the Executive remains at all times bound by their most current version.

11.    EQUITABLE RELIEF AND OTHER REMEDIES. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the Non-Competition and Non-Solicitation obligations referenced in Section 6 hereof or the provisions of Sections 7-10 hereof would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security.

12.    RETURN OF COMPANY PROPERTY. On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive shall return all property belonging to the Company (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

13.    COOPERATION. Upon the receipt of reasonable notice from the Company (including outside counsel), the Executive agrees that while employed by the Company and thereafter, the Executive will respond and provide information, as promptly as reasonably practicable, with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company and its respective representatives in defense of any claims that may be made against the Company, and will reasonably assist the Company in the prosecution of any claims that may be made by the Company, to the extent that such claims may relate to the period of the Executive’s employment with the Company (collectively, the “Claims”). The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company. The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company (or its actions) or another party attempts to obtain information or documents from the Executive (other than in connection with any litigation or other proceeding in which the Executive is a party-in-opposition) with respect to matters the Executive believes in good faith to relate to any investigation of the Company, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, the Executive shall not communicate with anyone (other than the Executive’s attorneys and tax and/or financial advisors and except to the extent that the Executive determines in good faith is necessary in connection with the performance of the Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company without giving prior written notice to the Company or the Company’s counsel.

14.    NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 14, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

15.    NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date of deposit, if delivered by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Gary S. Matthews

130 Lower Cross Road

Greenwich, CT 06831

If to the Company:

IES Holdings, Inc.

5433 Westheimer Road

Suite 500

Houston, TX 77056

United States

Attn: Board of Directors

with copies (which shall not constitute notice) to:

IES Holdings, Inc.

One Sound Shore Drive

Suite 304

Greenwich, CT 06830

United States

Attn: General Counsel

Email: gail.makode@ies-co.com

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

16.    SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

17.    SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

18.    COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19.    GOVERNING LAW. This Agreement, the rights and obligations of the parties hereto, any claims or disputes relating thereto, or any proceeding relating to the Executive’s employment by the Company or any affiliate shall (a) be governed by and construed in accordance with the laws of the State of Texas without regard to its choice of law provisions).

20.    ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before one arbitrator in Houston, Texas (or such other location as the parties shall mutually agree upon). Said arbitration shall be administered through the American Arbitration Association (“AAA”) in accordance with the applicable rules and regulations of AAA then in effect as long as AAA continues to maintain an office within Houston, Texas. If AAA does not maintain an office within Houston, Texas, at the time that arbitration under this Agreement is demanded, the arbitration under this Agreement shall be administered through JAMS in accordance with the labor arbitration rules of JAMS then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding the foregoing, however, should adequate grounds exist for seeking immediate injunctive or immediate equitable relief, any party may seek and obtain such relief from a court of competent jurisdiction; provided that, upon obtaining such relief, such injunctive or equitable action shall be stayed pending the resolution of the arbitration proceedings called for herein. Furthermore, the Executive consents and agrees that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of Non-Competition and Non-Solicitation obligations referenced in Section 6 hereof or the provisions of Sections 7-10 hereof. The parties hereby consent to the exclusive jurisdiction in the state and federal courts of or in the State of Texas for purposes of seeking such injunctive or equitable relief as set forth above. In any dispute between the parties hereto concerning any provision of this Agreement or the rights and duties of any person or entity hereunder, the party prevailing in such dispute shall be entitled, in addition to such other relief as may be granted, to the reasonable attorneys’ fees and court costs incurred by reason of such dispute to the extent permitted by applicable law.

21.    MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto, set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which is not expressly set forth in this Agreement.

22.    REPRESENTATIONS. The Executive represents and warrants to the Company that (a) the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms, and (b) the Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Executive from entering into this Agreement or performing all of the Executive’s duties and obligations hereunder.

23.    TAX MATTERS.

(a)    WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)    SECTION 280G MATTERS. The determination as to whether any reduction in the amount of the payments and benefits provided to Executive hereunder or pursuant to the Severance Plan is necessary, in accordance with Section 4.05 of the Severance Plan, shall be made applying principles, assumptions and procedures consistent with Internal Revenue Code Section 280G and the regulations and guidance promulgated thereunder (collectively, “Code Section 280G”), including considering any value attributable to restrictive covenants that is treated as reasonable compensation under Code Section 280G(b)(4), by an accounting firm or law firm of national reputation that is selected for this purpose by the Company (the “280G Firm”). Nothing in this Section 23(b) shall require the Company to be responsible for, or have any liability or obligation with respect to, the Executive’s excise tax liabilities under Code Section 4999.

(c)    SECTION 409A COMPLIANCE. The intent of the parties is that payments and benefits under this Agreement are either exempt from, or comply with, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, to the maximum extent permitted, this Agreement shall be interpreted in accordance with this intent. The Company does not guarantee any particular tax consequences.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

24.    INDEMNIFICATION; D&O INSURANCE. If, at any time during the Employment Term or thereafter, Executive is made or threatened to be made a party to or a participant in any actual, threatened, pending, or completed action, claim, or proceeding of any type, the Company shall indemnify, defend, and hold Executive harmless to the maximum extent authorized or permitted by Delaware law, and by its certificate of incorporation, by-laws, and all other organizational documents, as the foregoing may be amended from time to time to provide broader protection, and including, any and all expenses (including advancement and payment of attorneys’ fees) and losses arising out of or relating to any of Executive’s actual or alleged acts, omissions, negligence or active or passive wrongdoing, including, the advancement of expenses Executive incurs. In all events, without limiting the foregoing, the Company shall provide Executive with indemnification on terms no less favorable than provided to any other executive officer or director of the Company. Such indemnification shall continue even if Executive has ceased to be a director, officer, equityholder, or employee of the Company and its affiliates and shall inure to the benefit of Executive’s heirs, executors and administrators. In addition, during Executive’s employment with the Company and while potential liability exists (but in no event for a coverage period of less than six years thereafter, to the extent permitted by law), the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to Executive on terms that are no less favorable than the coverage provided to other directors and officers of Company. The provisions of this Section 24 shall survive the termination of this Agreement and Executive’s employment with the Company.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

IES HOLDINGS, INC.

By:	/s/ Gail D. Makode

Name:	Gail D. Makode

Title:	SVP & General Counsel

EXECUTIVE:

/s/ Gary S. Matthews
GARY S. MATTHEWS

EXHIBIT A

Company STIP

[Filed Separately.]

EXHIBIT B

Amended and Restated Equity Incentive Plan

[Filed Separately.]

EXHIBIT C

LTIP Annual Grant Program

[Filed Separately.]

EXHIBIT D

LTIP Annual Grant Program Award Agreement

[Filed Separately.]

EXHIBIT E

Time-Based Award Agreement

[Filed Separately.]

EXHIBIT F

First Stock Price-Based Award Agreement

[Filed Separately.]

EXHIBIT G

Second Stock Price-Based Award Agreement

[Filed Separately.]

EXHIBIT H

Company Severance Plan

[Filed Separately.]